Exhibit 5.1

A&L Goodbody Suite 33D The Chrysler Building 405 Lexington Avenue New York NY 10174

Tel: +1 212 582 4499    Fax: +1 212 333 5126    email: newyork@algoodbody.com    website: www.algoodbody.com

Our ref	01414040	Your ref	Date	19 August 2015

Aralez Pharmaceuticals Limited

56 Fitzwilliam Square

Dublin 2

Ireland

Aralez Pharmaceuticals Limited (f/k/a Aguono Limited and to be converted to Aralez Pharmaceuticals plc) (the “Company”)

Dear Sirs and Madams

We are acting as Irish counsel for the Company, a limited liability company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of up to 35,744,329 ordinary shares, par value $0.001 (the Ordinary Shares), pursuant to a Registration Statement on Form S-4 (the Registration Statement) filed by the Company under the Securities Act of 1933, as amended (such Ordinary Shares to be issued pursuant to a business combination under the terms of an agreement and plan of merger and arrangement, among Tribute Pharmaceuticals Canada Inc., the Company, Aralez Pharmaceutical Holdings Limited (f/k/a Trafwell Limited), ARLZ US Acquisition Corp., ARLZ CA Acquisition Corp. and Pozen Inc., dated as of June 8, 2015 (the Merger Agreement) and as amended by the parties on August 17, 2015 pursuant to the terms of Amendment No. 1 to the Merger Agreement, whereby ARLZ US Acquisition II Corp. was added to the Merger Agreement in place of ARLZ US Acquisition Corp.).  Unless otherwise defined, capitalised terms in this Opinion shall have the meaning given to them in the Merger Agreement.

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or Directors of the

Dublin     Belfast     London     New York     San Francisco     Palo Alto

P.M. Law	L.A. Kennedy	M.P. McKenna	C. Rogers	C. Christle	M.F. Barr	J. Cahir	A.J. Johnston	B. Hosty	D. Dagostino	C. McLoughlin
C.E. Gill	S.M. Doggett	K.A. Feeney	G. O’Toole	S. O’Croinin	A.M. Curran	M. Traynor	M. Rasdale	M. O’Brien	E. Keane	C. Carroll
E.M. FitzGerald	B. McDermott	M. Sherlock	J.N. Kelly	J.W. Yarr	A. Roberts	P.M. Murray	D. Inverarity	K. Killalea	C. Clarkin	S.E. Carson
J. G. Grennan	C. Duffy	E.P. Conlon	N. O’Sullivan	D.R. Baxter	M. Dale	N. Ryan	M. Coghlan	L. Mulleady	R. Grey
J. Coman	E.M. Brady	E. MacNeill	M.J. Ward	A. McCarthy	C. McCourt*	P. Walker	D.R. Francis	K. Ryan	R. Lyons
P.D. White	P.V. Maher	K.P. Allen	A.C. Burke	J.F. Whelan*	R.M. Moore	K. Furlong	L.A. Murphy	E. Hurley	J. Sheehy
V.J. Power	S. O’Riordan	E.A. Roberts	D. Widger	J.B. Somerville	D. Main	P.T. Fahy	A. Casey	G. Stanley	C. Morrissey

Consultants:   J.R. Osborne   S.W. Haughey   T.V. O’Connor   Professor J.C.W. Wylie   A.F. Browne   M.A. Greene   A.V. Fanagan   J.A. O’Farrell   I.B. Moore

Each of the partners of A&L Goodbody set out above practises as an Irish Law Attorney. * Resident in U.S.

Company upon which we have relied or will rely upon have been or will be varied, amended or revoked in any respect or have expired or will expire. We assume that the Ordinary Shares will be issued in accordance with such resolutions and authorities and in accordance with the terms and conditions of the Merger Agreement, and where issued on the exercise of a warrant, exchangeable instrument, stock option, stock award or restricted stock award, in accordance with the terms and conditions of such warrant, exchangeable instrument, stock option, stock award or restricted stock award.

We assume that the Registration Statement becomes and remains effective, that the Company takes the corporate steps described in the Merger Agreement prior to the Completion Date and re-registers as a public limited company, and that Completion occurs in accordance with the terms and conditions of the Merger Agreement.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that:

1.                                      The Company has been duly incorporated and is a company existing under the laws of Ireland.

2.                                      On the Completion Date, the Ordinary Shares will have been duly authorised and when issued in accordance with the terms of the Merger Agreement will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

3.                                      Under the laws of Ireland, where the Company is incorporated, no personal liability attaches to the holders of the Ordinary Shares solely by reason of their being holders thereof.

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the proxy statement / prospectus that is a part of the Registration Statement.

The Opinion is governed by and construed in accordance with the laws of Ireland.

This Opinion speaks only as of its date.

Yours faithfully

A & L Goodbody

/s/ A & L Goodbody